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                                                                    Exhibit 8.1



                         [Morgan, Lewis & Bockius LLP]



November 6, 1997


COROMED, Inc.
Rensselaer Technology Park
185 Jordan Road
Troy, NY 121180-8343


Re: Certain Federal Income Tax Consequences of the Triangular Merger of COROMED with Omnicare
         -------------------------------------------------------------------

Ladies and Gentlemen:


Pursuant to an agreement dated as of January 27, 1997, as amended and restated as of August 19, 1997, as amended as of November 4, 1997, among COROMED, Inc. ("Company"), Omnicare, Inc. ("Omnicare"), and Coromed Acquisition Corporation ("Merger Sub") (the "Merger Agreement"), Merger Sub, a wholly-owned subsidiary of Omnicare, will merge with and into Company (the "Merger"). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement or the other documents referred to in the Merger Agreement.


We have acted as legal counsel to Company in connection with the Merger and you have requested our opinion regarding certain federal income tax consequences of the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

         1.       The Merger Agreement;

         2. Such other instruments and documents related to the formation, organization and operation of Company, Omnicare, and Merger Sub and to the consummation of the Merger as we have deemed necessary or appropriate.



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COROMED, Inc.
November 6, 1997
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In preparing our opinion, as set forth below, we have reviewed such other documents relating to the Merger and such federal income tax authority as we deemed relevant under the circumstances. For purposes of this opinion, we have assumed, with your permission and without independent investigation, that (i) original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents and (ii) the Merger will be effective under the laws of the State of Delaware.


Furthermore, as to certain facts material to our opinion that we did not independently establish or verify, we have relied upon the accuracy of statements and representations of officers of each of Company and Omnicare (the "Certifications") contained in representation letters, each bearing today's date, copies of which are attached hereto.


                                    OPINIONS
                                    --------

Based upon the foregoing, it is our opinion that for federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and Company, Omnicare, and Merger Sub will each be a party to the reorganization within the meaning of Section 368(b) of the Code. It is also our opinion that (i) a Company shareholder will not recognize gain or loss upon the exchange of Company Common Stock solely for Omnicare Common Stock; (ii) the payment of cash to a Company shareholder in lieu of a fractional share interest in Omnicare Common Stock will be treated as if the fractional share had been distributed as part of the exchange and then redeemed by Omnicare; and (iii) any such cash payment will be treated as having been received as a distribution in payment for the Omnicare Common Stock hypothetically redeemed as provided in
Section 302 of the Code, and generally should result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Company Common Stock allocable to such fractional share interest.

                                      * * *

Our opinions set forth herein are based upon existing law, regulations, administrative pronouncements and judicial decisions, all as in effect as of today's date. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change on our opinions. If any of the facts, assumptions or Certifications on


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COROMED, Inc.
November 6, 1997
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which our opinions are based is incorrect, please advise us so that we may consider the effect, if any, on our opinions.

The opinions set forth herein have no binding effect on the United States Internal Revenue Service or the courts. Accordingly, no assurance can be given that, if the matter were contested, a court would agree with the opinions set forth above.


We hereby consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to this firm under the captions "LEGAL OPINIONS," "SUMMARY" and "CERTAIN FEDERAL INCOME CONSEQUENCES OF THE MERGER." In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.




Very truly yours,
/s/ Morgan, Lewis & Bockius LLP